Exhibit 99.1

Minim, Inc. Announces Reverse Stock Split

MANCHESTER, NH (March 31, 2023)- Minim, Inc. (Nasdaq: MINM), the creator of home networking products and software under the globally-recognized Motorola brand, today announced that the Company’s Board of Directors has approved a reverse stock split of its shares of common stock at a ratio of 1-for-25. The reverse stock split will become effective at 12:01 a.m. Eastern Time on April 17, 2023 and Minim anticipates the Company’s common stock will open for trading on The Nasdaq Capital Market on a post-split basis on April 17, 2023 under the Company’s existing trading symbol, “MINM.”

The reverse stock split is being implemented to increase the per share trading price of the Company’s common stock, for the purpose of ensuring a share price complying with the minimum $1.00 bid price requirement for continued listing on The Nasdaq Capital Market.

At the effective time of the reverse stock split, every twenty-five (25) shares of Minim common stock issued and outstanding will be combined into one (1) share of common stock issued and outstanding, with no change to the par value of $0.01 per share. This will reduce the Company’s outstanding common stock from approximately 47.15 million shares to approximately 1.89 million shares. No fractional shares of common stock will be issued as a result of the reverse stock split and instead holders of Minim common stock will receive a cash payment in lieu of fractional shares to which they would otherwise be entitled. The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as described above.

The Company has retained its transfer agent, Computershare Trust Company, N.A. (“Computershare”), to act as its exchange agent for the reverse split. Shareholders with shares held in certificate form will receive from Computershare instructions regarding the exchange of their certificates. Shareholders that hold shares in book-entry form or hold their shares in brokerage accounts are not required to take any action and will see the impact of the reverse stock split reflected in their accounts, subject to brokers’ particular processes. Beneficial holders of Minim common stock are encouraged to contact their bank, broker, custodian or other nominee with questions regarding procedures for processing the reverse stock split.

Additional information regarding the reverse stock split is available in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on March 14, 2023.

About Minim

Minim, Inc. (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit https://www.minim.com.

MOTOROLA, the Stylized Motorola Logo, and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. © 2023 Motorola Mobility LLC.

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James Carbonara

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(646) 755-7412